HAND DELIVERED February 8, 2010

Dear Anand,

Given your leadership and commitment to driving ACS’ performance, you were offered and have been performing the role of ACS’ Chief Operating Officer (COO) since November 2, 2009. The board is confident in your ability to continue to transform the full gamut of operations at ACS and to help position the company to compete most capably in the future. This letter should serve to memorialize your acceptance of your new role as COO and to adjust your compensation in line with your expanded responsibilities.

In recognition to the increased breath in scope and responsibility of your new position as COO, effective February 15, 2010, your compensation will include $350,000 base pay, a target of $350,000 in annual cash incentive, participation in the Lead Team Equity program with a target of $275,000 annual RS and a target of $275,000 annual LTIP grants. The actual awards will be based on program design and drivers established by the Compensation Committee and the results you deliver against those drivers. Actual payment will be prorated for time in the position. All awards are contingent upon approval by the board of directors.  You will continue to be eligible to receive perquisites available under the ACS Compensation Policy.

In recognition of your efforts and as a reward for accepting this expanded role, you will be awarded a special incentive in the amount of $18,750. This incentive award is subject to the approval of the Compensation & Personnel Committee (CPC) of the Board. Payment will be issued no later than thirty (30) days following CPC approval.

You agree to continue to abide by all of our compensation policies, including our minimum executive equity holding policy applicable to executive officers set forth in the ACS Compensation Policy. Based on your position, the current policy requires you to accumulate and hold a number of shares of common stock having value of at least 1.5 times your Base Pay within five years of the date you started work at ACS.

Please demonstrate your acceptance of this exciting offer by signing below and returning by Wednesday February 10, 2010. Congratulations for a well earned promotion.

Very truly yours,

Liane Pelletier
President, CEO, Chairman

AGREED TO AND ACCEPTED:

Anand Vadapalli